UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                 Mamma.com, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    56150Q102
                                 (CUSIP Number)

                                  March 4, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 6 Pages

CUSIP No. 56150Q102               Schedule 13G                 Page 2 of 6 Pages



--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS                                     Mark Cuban
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (Entities Only)

--------------------------------------------------------------------------------

2    CHECK THE  APPROPRIATE  BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
NUMBER OF                                         600,000
--------------------------------------------------------------------------------
               6    SHARED VOTING POWER
SHARES                                            0
BENEFICIALLY
--------------------------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER
OWNED BY                                          600,000
EACH
--------------------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
REPORTING                                         0
PERSON WITH
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           600,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES  CERTAIN  SHARES*

                           [  ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           6.3% (1)
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*

                           IN
--------------------------------------------------------------------------------

(1) Based on 9,538,011 shares of common stock of the Issuer outstanding on March 12, 2004.

CUSIP No. 56150Q102               Schedule 13G                 Page 3 of 6 Pages


Item 1.

     (a)  Name of Issuer:
          --------------

          Mamma.com, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          388 St. Jacques Street West, 9th Floor
          Montreal, Quebec
          H2Y 1S1
          Canada

Item 2.

     (a)  Name of Person Filing:
          ---------------------

          Mark Cuban

     (b)  Address of Principal Business Office or, if none, Residence:
          -----------------------------------------------------------

          5424 Deloache Avenue
          Dallas, Texas 75220

     (c)  Citizenship:
          -----------

          United States

     (d)  Title of Class of Securities:
          ----------------------------

          Common Stock

     (e)  CUSIP Number:
          ------------

          56150Q102

Item  3.  If  this   statement   is  filed   pursuant  to   ss.240.13d-1(b)   or
ss.240.13d-2(b) or (c), check whether the person filing is a:

                Not Applicable.

CUSIP No. 56150Q102               Schedule 13G                 Page 4 of 6 Pages


Item 4.   Ownership.
          ---------

     The following information relates to the reporting person's ownership of common stock of the Issuer as of March 15, 2004.

     (a)  Amount Beneficially Owned:
          -------------------------

                       600,000

     (b)  Percent of Class:
          ----------------

                       6.3% (1)

     (c)  Number of shares as to which the person has:
          -------------------------------------------

               (i)  sole power to vote or to direct the vote:

                               600,000

               (ii) shared power to vote or to direct the vote:

                               0

               (iii) sole power to dispose or to direct the disposition of:

                               600,000

               (iv) shared power to dispose or to direct the disposition of:

                               0

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].




(1) Based on 9,538,011 shares of common stock of the Issuer outstanding on March 12, 2004.

CUSIP No. 56150Q102               Schedule 13G                 Page 5 of 6 Pages


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

               Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company.
          --------------------------------------------------------

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.
          ---------------------------------------------------------

               Not Applicable.

Item 9.   Notice of Dissolution of Group.
          ------------------------------

               Not Applicable.

Item 10.  Certification.
          -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 56150Q102               Schedule 13G                 Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 15, 2004



                                            /s/    Mark Cuban
                                            -------------------------------
                                            Mark Cuban